UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 26, 2012

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
6114 U.S. 301 South
Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 26, 2012, Four Oaks Bank & Trust Company (“Four Oaks Bank”), a wholly owned subsidiary of Four Oaks Fincorp, Inc. (OTC BB: FOFN) (the “Corporation”), and First Bank entered into a Purchase and Assumption Agreement (the “Agreement”), pursuant to which First Bank will purchase certain assets and assume certain liabilities (the “Purchase”) of two branch offices of Four Oaks Bank located in Rockingham, North Carolina (the “Rockingham Branch”) and Southern Pines, North Carolina (together with the Rockingham Branch, the “Branches”).

The Agreement provides that First Bank will acquire all of Four Oaks Bank's rights, title, and interests to certain assets described in the Agreement, including (i) real property (the “Real Property”) and related tangible personal property (the “Tangible Personal Property”) at the Rockingham Branch, (ii) cash on hand at the Rockingham Branch (the “Cash”), (iii) equipment leases for equipment located at the Rockingham Branch (the “Equipment Leases”), (iv) safe deposit contracts and leases for the safe deposit boxes at the Branches (the “Safe Deposit Contracts”), (v) certain loans (the “Loans”), and (vi) certain records (collectively, the “Assets”). The Agreement also provides that First Bank will assume certain of Four Oaks Bank's liabilities, including (i) all deposits located at the Branches and all duties, obligations, and liabilities relating to the assumed deposits (the “Deposits”), (ii) Four Oaks Bank's duties, obligations, and liabilities with respect to the Loans, and (iii) Four Oaks Bank's duties, obligations, and liabilities relating to the Real Property, the Equipment Leases, and the Safe Deposit Contracts.

The completion of the Purchase is subject to regulatory approvals required by state and federal bank regulatory authorities and normal and customary closing conditions. Subject to satisfaction of such conditions, Four Oaks Bank and First Bank expect to close the Purchase in the first quarter of 2013.

Four Oaks Bank and First Bank made customary representations, warranties, and covenants in the Agreement. Four Oaks Bank and First Bank have also agreed to indemnify each other (subject to customary limitations) with respect to the Purchase, including for breaches of representations and warranties, liabilities not retained or assumed, and conduct of the business of the Branches and operation and use of the Assets during certain time periods.

The purchase price for the Assets will be computed as the sum of (i) a premium of 1% on the Deposits, (ii) the aggregate value of the Loans, (iii) the aggregate net book value of the Real Property and Tangible Personal Property, and (iv) the aggregate face value of the Cash. The current value of the Deposits is approximately $64 million, and the current value of the Loans is approximately $22 million. The actual amount of Deposits will be determined at the time of the closing of the Purchase. First Bank also has the option to remove certain loans and add additional loans prior to closing of the Purchase, but in no event shall the number of purchased loans exceed $32 million.

A copy of the press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.

By:     /s/ Ayden R. Lee, Jr.
Ayden R. Lee, Jr.
Chairman, President, and
Chief Executive Officer

Date: October 2, 2012

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release issued on September 26, 2012